EXHIBIT 10.2
INTERESTS AND LIABILITIES AGREEMENT
(hereinafter referred to as the “Agreement”)
to the
PROPERTY FIFTH PER RISK EXCESS OF LOSS
REINSURANCE AGREEMENT
between
PHILADELPHIA INSURANCE COMPANY
PHILADELPHIA INDEMNITY INSURANCE COMPANY
both of Bala Cynwyd, Pennsylvania
(hereinafter collectively referred to as the “Company’)
and
SWISS REINSURANCE AMERICA CORPORATION
Armonk, New York
(hereinafter referred to as the “Subscribing Reinsurer”)
It is hereby agreed that the Subscribing Reinsurer shall have a 50% share in the interests and liabilities of all reinsurers participating in the attached Property Fifth Per Risk Excess of Loss Reinsurance Agreement effective from 12:01 a.m., Eastern Standard Time, January 1, 2008.
The share of the Subscribing Reinsurer in the interests and liabilities of all reinsurers participating in said Contract shall be separate and apart from the shares of such other reinsurers to the said Contract. The interests and liabilities of the Subscribing Reinsurer shall not be joint with those of the other reinsurers and in no event shall the Subscribing Reinsurer participate in the interests and liabilities of the other reinsurers participating in said Contract.
It is further agreed that the following shall apply to the Subscribing Reinsurer’s share in the interests and liabilities of all the reinsurers participating in the Property Fifth Per Risk Excess of Loss Reinsurance Agreement:

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1.	The Preamble is revised to read:
PROPERTY FIFTH PER RISK EXCESS OF LOSS
REINSURANCE AGREEMENT
(the “Contract”)
between
PHILADELPHIA INSURANCE COMPANY
PHILADELPHIA INDEMNITY INSURANCE COMPANY
both of Bala Cynwyd, Pennsylvania
(the “Company”)
and
THE SUBSCRIBING REINSURER(S) EXECUTING THE
INTERESTS AND LIABILITIES AGREEMENT(S)
ATTACHED HERETO
(the “Reinsurer”)
2.	Paragraph E. is added to Article III — Special Termination:
E.	This Article shall not apply to those Reinsurers with an A.M. Best’s rating of “A+” or better at the inception of this Contract.
3.	Paragraph C.1. of Article IV — Definitions is revised to read:
1.	Extra Contractual Obligations

“Extra Contractual Obligations” are defined as those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

The date on which an Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original accident, casualty, disaster or loss occurrence.

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4.	Paragraph C.3. and Paragraph C.4. of Article IV — Definitions are revised to read:
3.	This paragraph C. shall not apply where an Extra Contractual Obligation and/or Loss in Excess of policy limits has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

4.	Recoveries, collectibles or retention from any other form of insurance or reinsurance including deductibles or self— insured retention which protect the Company against claims which are the subject matter of this paragraph C., whether collectible or not, shall inure to the benefit of the Reinsurer and shall be deducted from the total amount of such claims for purposes of determining the loss hereunder.
5.	Paragraph D. of Article IV — Definitions is revised to read:
D.	“Loss Adjustment Expense” as used herein shall mean all costs and expenses allocable to a specific claim that are incurred by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including court costs and costs of supersedeas and appeal bonds, and including 1) pre-judgment interest, unless included as part of the award or judgment; 2) post-judgment interest; 3) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including Declaratory Judgment Expense; and 4) a pro rata share of salaries and expenses of Company field employees, and expenses of other company employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Contract. Loss Adjustment Expense does not include the salaries and expenses of Company employees, other than (4) above, office expenses and other overhead expenses.
6.	Paragraph F. of Article IV — Definitions is revised to read:
F.	Net Earned Premium

“Net Earned Premium” as used herein is defined as gross earned premium of the Company during the term of the Contract for the classes of business reinsured hereunder, less the earned portion of premiums ceded by the Company for reinsurance which inures to the benefit of the Reinsurer.
7.	Paragraph J. of Article IV — Definitions is revised to read:
J.	Ultimate Net Loss

The term “Ultimate Net Loss” shall mean the actual loss, including any prejudgment interest which is included as part of the award or judgment, Loss Adjustment Expense, 90% of Loss in Excess of Policy Limits, and 90% of Extra

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Contractual Obligations, paid by the Company on its net retained liability after making deductions for all recoveries, salvages, subrogations and all claims on inuring reinsurance, whether collectible or not; provided, however, that in the event of the insolvency of the Company, payment by the Reinsurer shall be made in accordance with the provisions of the INSOLVENCY ARTICLE. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company’s Ultimate Net Loss has been ascertained.
8.	Exclusion H. of Article VI — Exclusions is revised to read:
H.	Pollution and Seepage as per the attached Pollution and Seepage Exclusion Clause.
9.	Exclusion Q. of Article VI — Exclusions is revised to read:
i.	Loss, damage or expense of whatsoever nature caused directly or indirectly by any of the following, regardless of any other cause or event contributing concurrently or in any other sequence to the loss: nuclear reaction or radiation, or radioactive contamination, however caused.

ii.	However, if nuclear reaction or radiation, or radioactive contamination results in fire it is specifically agreed herewith that this Agreement will pay for such fire loss or damage subject to all of the terms, conditions and limitations of this Agreement.

iii.	This exclusion shall not apply to loss, damage or expense originating from and occurring at risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Company to be the primary hazard.
10.	The following exclusions X., Y. and Z. are added to of Article VI — Exclusions:
X.	Risks where at the time of cession the Total Insured Value over all interests exceeds $250,000,000.

Y.	Ex-gratia payments.

Z.	Any incident that involves the use, release or escape of pathogenic or poisonous biological or chemical materials. However, this exclusion does not apply to the Terrorism Annual Aggregate Limit for the excess layer stated in paragraph B of the Coverage Article.
11.	The penultimate paragraph of Article VI — Exclusions is revised to read:

If the Company is bound without knowledge of or contrary to the instructions of the Company’s supervisory underwriting personnel, or any business falling within the scope of one or more of the exclusions set forth in this section, these exclusions, except A, B, C, D, E, F, H, J, L, M, O, X, Y, Z, shall suspend with respect to such business until 60 days after an underwriting supervisor of the Company acquires knowledge of such business.

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12.	The following Paragraph D is added to Article IX — Reinsurance Premium:
D.	As respects this Article:

1.	All statements shall be sent to the Reinsurer at:
a.	E-Mail/XML or EDT Formats: reaccount_armonk@swissre.com, or

b.	Standard Mail:

Swiss Reinsurance America Corporation Accounting Department 175 King Street Armonk, NY 10504 Telephone: 914-828-8000 Facsimile: 914-828-5919
2.	All checks and supporting documentation shall be sent to the Reinsurer through one of the options set forth below:
a.	WIRE TRANSFER
(i)	As respects payments in United States dollars, all wires should be sent to:

The Bank of New York 1 Wall Street New York, NY 10286 Account Name: Swiss Reinsurance America Corporation Account Number: 8900489197 ABA Number: 021000018 SWIFT: IRVTUS3N

(ii)	All supporting documentation should be Sent to:

Swiss Reinsurance America Corporation Accounting Department 175 King Street Armonk, NY 10504

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b.	LOCK BOX

As respects payments in United States dollars, both checks and supporting documentation shall be sent to:
Swiss Reinsurance America Corporation
P.O. Box 7247—7281
Philadelphia, PA 19170—7281
13.	Paragraph D of Article X, Notice of Loss and Loss Settlements shall be deleted.

14.	Article XI — Agency Agreement is revised to read:
ARTICLE XI
AGENCY AGREEMENT

For purposes of sending and receiving notices and payments required by this Agreement, the reinsured company that is set forth first in the Preamble to this Agreement shall be deemed the agent of all other reinsured companies referenced in the Preamble. In no event, however, shall any reinsured company be deemed the agent of another with respect to the terms of Article XXVII — Insolvency.

15.	Article XII — Salvage and Subrogations is revised to read:
A.	In the event of the payment of any indemnity by the Reinsurer under this Agreement, the Reinsurer shall be subrogated, to the extent of such payment, to all of the rights of the Company against any person or entity legally responsible for damages of the loss. The Company agrees to enforce such rights; but, in case the Company refuses or neglects to do so, the Reinsurer is hereby authorized and empowered to bring any appropriate action in the name of the Company or their policyholders or otherwise to enforce such rights.

B.	The Reinsurer shall be credited with salvage or subrogation recoveries (i.e., reimbursement obtained or recovery made by the Company, less Loss Adjustment Expense incurred in obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage and subrogation recoveries thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary lose.
16.	Article XXII — Mortgagee Reinsurance Endorsements shall be deleted in its entirety.

17.	Article XXIII — Third Party Rights (BRMA 52C Modified) is revised to read as follows and, accordingly, the Table of Contents is revised to show deletion of the word “Modified” after the reference to BRMA 52C.

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ARTICLE XXIII
THIRD PARTY RIGHTS (BRMA 52C)

This Contract is solely between the Company and the Reinsurer, and in no instance shall any other party have any rights under this Contract except as expressly provided otherwise in the Insolvency Article.

18.	Article XXVI — Access to Records (BRMA 1E) is revised to read as follows and, accordingly, the Table of Contents is revised to show the deletion of the reference to (BRMA 1E).
ARTICLE XXVI
ACCESS TO RECORDS

The Reinsurer or its duly authorized representatives shall have the right to examine, at the offices of the Company at a reasonable time, during the currency of this Agreement or anytime thereafter, all books and records of the Company relating to business which is the subject of this Agreement.

19.	Paragraph F. of Article XXVIII — Arbitration shall be deleted in its entirety and the remaining paragraph shall be realphabetized. Furthermore, the previous paragraph G. is revised as paragraph F., as shall read as follows:
F.	Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate, by their duly authorized representatives as of the following dates:
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In BALA CYNWYD, PA, this 12TH day of SEPTEMBER, 2008.

ATTEST:	PHILADELPHIA INSURANCE COMPANY PHILADELPHIA INDEMNITY INSURANCE COMPANY

/s/ William A. McKenna	/s/ Christopher J. Maguire

WILLIAM A. MCKENNA	CHRISTOPHER J. MAGUIRE
Name	Name

AVP — REINSURANCE Title	EVP & COO Title

And in Philadelphia, this 15th day of August, 2008.

ATTEST:	SWISS REINSURANCE AMERICA CORPORATION

/s/ M Ningen	/s/ M. JOSEPH COOK

M NINGEN Name	M. Joseph Cook Name

Sr. VP Title	Vice President Title
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POLLUTION AND SEEPAGE EXCLUSION CLAUSE
This Reinsurance does not apply to:
1.	Pollution, seepage, contamination or environmental impairment (hereinafter collectively referred to as “pollution”) insurances, however styled;

2.	Loss or damage caused directly or indirectly by pollution, unless said loss or damage follows as a result of a loss caused directly by a peril covered hereunder;

3.	Expenses resulting from any governmental direction or request that material present in or part of or utilized on an insured’s property be removed or modified, except as provided in 5. below;

4.	Expenses incurred in testing for and/or monitoring pollutants;

5.	Expenses incurred in removing debris, unless (A) the debris results from a loss caused directly by a peril covered hereunder, and (B) the debris to be removed is itself covered hereunder, and (C) the debris is on the insured’s premises, subject, however, to a limit of $5,000 plus 25% of (i) the property damage loss, any risk, any one location, any one original insured, and (ii) any deductible applicable to the loss;

6.	Expenses incurred to extract pollutants from land or water at the insured’s premises unless (A) the release, discharge, or dispersal of pollutants results from a loss caused directly by a peril covered hereunder, and (B) such expenses shall not exceed $10,000;

7.	Loss of income due to any increased period of time required to resume operations resulting from enforcement of any law regulating the prevention, control, repair, clean-up or restoration of environmental damage;

8.	Claims under 5. and/or 6. above, unless notice thereof is given to the Company by the insured within 180 days after the date of the loss occurrence to which such claims relate.
“Pollutants” means any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals and waste. Waste includes materials to be recycled, reconditioned or reclaimed.
Where no pollution exclusion has been accepted or approved by an insurance regulatory authority for use in a policy that is subject to this Agreement or where a pollution exclusion that has been used in a policy is overturned, either in whole or in part, by a court having jurisdiction, there shall be no recovery for pollution under this Agreement unless said pollution loss or damage follows as a result of a loss caused directly by a peril covered hereunder.
Nothing herein shall be deemed to extend the coverage afforded by this reinsurance to property or perils specifically excluded or not covered under the terms and conditions of the original policy involved.
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